Exhibit 16.1

Date: April 9, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by NuGene International, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated November 18, 2016. We agree with the statements concerning our Firm in such Form 8-K.

/s/ Dov Weinstein & Co. C.P.A (lsr)

Jerusalem, Israel